Exhibit 99.1

CITI TRENDS ANNOUNCES TEMPORARY REDUCTION IN STORE HOURS DUE TO CORONAVIRUS AND WITHDRAWS GUIDANCE

SAVANNAH, GA (March 19, 2020) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that in response to the COVID-19 (coronavirus) outbreak, it will temporarily reduce store hours for all of its retail stores beginning Thursday, March 19, 2020. The Company’s retail stores will operate during the following times until further notice:

12:00 p.m. to 7:00 p.m. – Monday through Saturday

12:00 p.m. to 6:00 p.m. – Sunday

Hours may vary by location, and certain locations have been closed temporarily to comply with state and local regulations and guidelines. The Company will continue following other state and local-mandated shutdowns as they arise.

The Company also announced that due to the continued uncertainty surrounding the COVID-19 outbreak and its overall impact on the Company’s business operations, it is withdrawing its first-quarter and fiscal year 2020 financial guidance it issued on March 13, 2020. The Company is not providing any updated guidance at this time.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel, accessories and home goods for the entire family. The Company operates 574 stores located in 33 states. Citi Trends’ website address is www.cititrends.com. CTRN-G

Forward-Looking Statements

All statements other than historical facts contained in this news release are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "plans," "estimate," "continue," "anticipate," "intend," "expect," “upcoming,” “trend” and similar expressions, as they relate to the Company, are intended to identify forward-looking statements, although not all forward-looking statements contain such language. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 2, 2019. These risks and uncertainties include, but are not limited to, potential risks and uncertainties relating to the ultimate geographic spread of the coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COVID-19 on the global economy and foreign sourcing and the impacts of COVID-19 on the Company's financial condition and business operation. Any forward-looking statements by the Company are intended to speak only as of the date such statements are made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, the Company does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Investor Relations Contact:

Tom Filandro

ICR, Inc.

(646) 277-1235